Exhibit 99.1

DATE: March 16, 2005

From:

Norcross Safety Products L.L.C.

2211 York Road

Oak Brook, IL  60523

Contact:

David F. Myers, Jr.

(630) 572-5715

FOR IMMEDIATE RELEASE

NORCROSS SAFETY PRODUCTS L.L.C. ANNOUNCES

YEAR END 2004 RESULTS

OAK BROOK, IL March 16, 2005 — Norcross Safety Products L.L.C. (NSP or the Company), today announced results for the year ended December 31, 2004.

For 2004, net sales were $440.3 million compared to $372.5 million in 2003. Income from operations was $51.7 million versus $40.9 million in 2003. EBITDA increased to $62.9 million from $54.6 million last year. NSP had previously announced that it was in the process of exploring strategic alternatives, including a possible sale of the Company. NSP made the decision in the second quarter 2004 to terminate this process and has therefore expensed $0.6 million in associated costs. These costs are reflected in operating expenses in 2004. Additionally, NSP recorded a $0.9 million non-cash loss in 2004 and a $0.4 million non-cash gain in 2003 associated with the sale of property, plant, and equipment, which is reflected in other expenses.

The 2004 net sales increase of $67.8 million, or 18.2%, was attributable to increased net sales in each of our three operating segments. In our general industrial segment, the net sales increase of $51.4 million, or 19.8%, was primarily due to: higher overall net sales in the United States; favorable exchange rates; the impact of the acquisition of KCL in July 2003; and organic growth in our European and African operations. In our fire service segment, net sales increased $8.6 million, or 12.2%, reflecting strong market demand and shipments to Iraq under a contract awarded in 2004. In our utility/high voltage segment, net sales increased $7.8 million, or 18.1%, primarily driven by strong overall market demand, new product introductions, and shipments related to hurricane activity in the southeastern United States.

Gross profit in 2004 increased by $26.3 million, or 19.9%, primarily due to the increase in net sales. Gross profit margin of 36.0% in 2004 was favorable to the 35.5% gross profit margin in the prior-year due to improvements in our general industrial and fire service segments.

In 2004, income from operations increased $10.8 million, or 26.5%. In our general industrial segment, income from operations increased by $8.8 million, or 39.5%, primarily due to higher net sales. In our fire service segment, income from operations increased by $1.8 million, or 13.0%, primarily due to the increase in net sales. In our utility/high voltage segment, income from operations increased by $2.0 million, or 22.8%, primarily due to higher net sales. Corporate expenses increased $1.8 million, primarily due to $0.6 million of expenses associated with exploring strategic alternatives and higher payroll and administrative expenses including costs associated with public reporting and Sarbanes-Oxley Act related compliance requirements.

As of December 31, 2004, NSP had working capital of $121.4 million and cash of $35.7 million. NSP’s capital expenditures were $6.4 million in 2004 and $7.4 million in 2003.

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2003	2004

Net income	$6,917	$25,287
Add:
Interest expense, net	33,255	22,224
Income tax expense	1,685	2,972
Depreciation and amortization expense	12,749	12,371
EBITDA (1)	54,606	62,854
Add:
Strategic alternatives	—	616
(Gain) loss on the sale of property, plant and equipment	(417)	899
Adjusted EBITDA (1)	$54,189	$64,369

(1)          “Adjusted EBITDA” is defined as EBITDA further adjusted to exclude expenses associated with exploring strategic alternatives and a non-cash (gain) loss associated with the sale of property, plant and equipment. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States (GAAP), and NSP’s calculations thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA are calculated above as they are a basis upon which NSP assesses its liquidity position and because NSP believes that they present useful information to investors regarding a company’s ability to service and/or incur indebtedness. This belief is based on NSP’s negotiations with its lenders who have indicated that the amount of indebtedness it will be permitted to incur will be based, in part, on measures similar to its EBITDA and its Adjusted EBITDA. EBITDA and Adjusted EBITDA do not take into account NSP’s working capital requirements, debt service requirements and other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary use.

NSP is a leading designer, manufacturer and marketer of branded products in the personal protection equipment industry. NSP manufactures and markets a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries. NSP sells products under trusted, long-standing and well-recognized brand names, including North, Morning Pride, Ranger, Servus, Pro-Warrington and Salisbury. NSP’s broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment.

NSP has scheduled a conference call to discuss our financial results on Friday, March 18 at 10:00 a.m. EST.  The call in number is (888) 313-7413.  A recording of the conference call will be available for 72 hours after the completion of the call.  The recording can be accessed by dialing (800) 633-8284 and entering reservation number 21235452.

This press release contains forward-looking information.  These statements reflect management’s expectations, estimates, and assumptions, based on information available at the time of the statement.  Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations.  The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intent,” “likely,” “will,” “should,” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause NSP’s actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements.  Important factors that could cause NSP’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements include, but are not limited to:  (i) NSP’s high degree of leverage and significant debt service obligations; (ii) the impact of current and future laws and governmental regulations affecting NSP or our product offerings; (iii) the impact of governmental spending; (iv) NSP’s ability to retain existing customers, maintain key supplier status with those customers with which we have achieved such status and obtain new customers; (v) the highly competitive nature of the personal protection equipment industry; (vi) any future changes in management; (vii) acceptance by consumers of new products we develop or acquire; (viii) the importance and costs of product innovation; (ix) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings; (x) the unpredictability of patent protection and other intellectual property issues; (xi) cancellation of current orders; (xii) the outcome of pending product liability claims and the availability of indemnification for those claims; (xiii) general risks associated with the personal protection equipment industry; and (xiv) the successful integration of acquired companies on economically acceptable terms.   NSP undertakes no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

Norcross Safety Products L.L.C.

Consolidated Statements of Operations

(Amounts in Thousands) (Unaudited)

	Year ended December 31,
	2003 (1)	2004

Net sales	$372,524	$440,280
Cost of goods sold	240,408	281,924
Gross profit	132,116	158,356
Operating expenses:
Selling	36,877	41,901
Distribution	18,550	22,452
General and administrative	33,254	41,203
Amortization of intangibles	2,583	517
Strategic alternatives	—	616
Total operating expenses	91,264	106,689
Income from operations	40,852	51,667
Other expense (income):
Interest expense	33,372	22,437
Interest income	(117)	(213)
Other, net	(1,002)	1,159
Income before income taxes and minority interest	8,599	28,284
Income tax expense	1,685	2,972
Minority interest	(3)	25
Net income	$6,917	$25,287

(1)       Year ended December 31, 2003 amounts were obtained from audited financial statements.

Norcross Safety Products L.L.C.

Consolidated Balance Sheets

(Amounts in Thousands) (Unaudited)

	December 31,
	2004	2003 (1)
Assets
Current assets:
Cash and cash equivalents	$16,341	$35,731
Accounts receivable, less allowance of $2,493 and $2,063 in 2003 and 2004, respectively	53,291	61,167
Inventories	80,828	82,532
Deferred income taxes	30	60
Prepaid expenses and other current assets	3,833	3,183
Total current assets	154,323	182,673
Property, plant and equipment, net	56,213	51,809
Deferred financing costs, net	10,832	9,394
Goodwill, net	130,032	132,662
Other intangible assets, net	5,641	6,256
Due from NSP Holdings L.L.C.	16,113	—
Other noncurrent assets	5,535	5,689
Total assets	$378,689	$388,483

Liabilities and member’s equity
Current liabilities:
Accounts payable	$18,157	$17,871
Accrued expenses	27,837	28,127
Current maturities of long-term obligations	3,378	15,252
Total current liabilities	49,372	61,250
Pension, post-retirement and deferred compensation	24,318	22,923
Long-term obligations	253,814	238,314
Other noncurrent liabilities	430	1,653
Deferred income taxes	1,937	4,799
Minority interest	124	142
	280,623	267,831

Member’s equity:
Contributed capital	116,060	116,060
Accumulated deficit	(64,791)	(42,447)
Due from NSP Holdings L.L.C.	—	(17,740)
Accumulated other comprehensive (loss) income	(2,575)	3,529
Total member’s equity	48,694	59,402
Total liabilities and member’s equity	$378,689	$388,483

(1)       December 31, 2003 balances were obtained from audited financial statements.

Norcross Safety Products L.L.C.

Consolidated Statements of Cash Flows

(Amounts in Thousands) (Unaudited)

	Year ended December 31,
	2003 (1)	2004
Operating activities
Net income	$6,917	$25,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,166	11,854
Amortization of intangibles	2,583	517
Amortization of deferred financing costs	2,191	1,777
Amortization of original issue discount	662	92
Write-off of deferred financing costs	7,284	—
(Gain) loss on sale of property, plant and equipment	(417)	899
Deferred income taxes	154	583
Minority interest	(3)	25
Changes in operating assets and liabilities:
Accounts receivable	(698)	(7,876)
Inventories	(12,118)	(1,704)
Prepaid expenses and other current assets	(443)	650
Other noncurrent assets	(395)	(627)
Accounts payable	2,474	(286)
Accrued expenses	3,196	290
Pension, postretirement and deferred compensation	1,335	(2,442)
Other noncurrent liabilities	(294)	1,223
Other	87	(4)
Net cash provided by operating activities	22,681	30,258

Investing activities
Purchase of businesses, net of cash acquired	(18,757)	(691)
Purchases of property, plant and equipment	(7,432)	(6,423)
Proceeds from sale of property, plant and equipment	578	736
Increase in Due from NSP Holdings L.L.C.	(9,108)	(459)
Net cash used in investing activities	(34,719)	(6,837)

Financing activities
Payments for deferred financing costs	(13,711)	(204)
Proceeds from borrowings	286,539	—
Payments of debt	(220,333)	(3,719)
Net repayments under revolving credit facility	(30,960)	—
Dividends to NSP Holdings L.L.C.	—	(2,943)
Increase in Due from NSP Holdings L.L.C.	—	(1,302)
Net cash provided by (used in) financing activities	21,535	(8,168)
Effect of exchange rate changes on cash	5,082	4,137
Net increase in cash and cash equivalents	14,579	19,390
Cash and cash equivalents at beginning of year	1,762	16,341
Cash and cash equivalents at end of year	$16,341	$35,731

(1)       Year ended December 31, 2003 amounts were obtained from audited financial statements.